EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                              Berryville, Virginia
                                FINANCIAL REPORT
                               DECEMBER 31, 1998

                                    CONTENTS


INDEPENDENT AUDITOR'S REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated balance sheets
  Consolidated statements of income
  Consolidated statements of shareholders' equity Consolidated statements of cash flows Notes to consolidated financial statements

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Directors
Eagle Financial Services, Inc. and Subsidiary
Berryville, Virginia


         We have audited the accompanying consolidated balance sheets of Eagle Financial Services, Inc. and Subsidiary, as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 1998, 1997, and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


         We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis,evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Financial Services, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997, and 1996, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
January 22, 1999


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 1998 and 1997
                                                  1998               1997
                                             ---------------    ---------------
Assets

Cash and due from banks                      $    5,313,475     $    5,242,309
Federal funds sold                                2,323,000          2,300,000
Securities held to maturity (fair value:
  1998, $43,239,752; 1997, $37,466,068)          43,081,952         37,418,780
Loans, net of unearned discounts                 95,933,498         81,425,186
   Less allowance for loan losses                  (925,171)          (748,558)
                                             ---------------    ---------------
           Net loans                         $   95,008,327         80,676,628
Bank premises and equipment, net                  4,117,903          4,060,501
Other real estate owned                                   0            189,688
Other assets                                      3,279,902          3,351,495
                                             ---------------    ---------------
           Total assets                      $  153,124,559     $  133,239,401
                                             ===============    ===============
Liabilities and Shareholders' Equity
Liabilities
    Deposits:
       Noninterest bearing                   $   21,289,370     $   17,774,480
       Savings and Interest bearing              50,933,486         45,600,236
       Time deposits                             57,987,032         53,704,639
                                             ---------------    ---------------
          Total deposits                     $  130,209,888     $  117,079,355
    Federal funds purchased and securities
       sold under agreements to repurchase          695,915                  0
    Federal Home Loan Bank advances               5,000,000                  0
    Other liabilities                             1,025,255          1,101,931
    Commitments and contingent liablities                 0                  0
                                             ---------------    ---------------
           Total liabilities                 $  136,931,058     $  118,181,286
                                             ---------------    ---------------
Shareholders' Equity
    Preferred Stock, $10 par value;
        500,000 shares authorized
        and unissued                         $            0     $            0
    Common Stock, $2.50 par value;
         authorized 1,500,000 shares;
         issued 1998, 1,418,341; issued
         1997, 1,408,485 shares                   3,545,853          3,521,213
    Surplus                                       2,307,615          2,107,826
    Retained Earnings                            10,262,104          9,419,266
    Accumulated other comprehensive income           77,929              9,810
                                             ---------------    ---------------
           Total shareholders' equity        $   16,193,501     $   15,058,115
                                             ---------------    ---------------
           Total liabilities and
                 shareholders' equity        $  153,124,559     $  133,239,401
                                             ===============    ===============

See Notes to Consolidated Financial Statements.


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
                  Years Ended December 31, 1998, 1997, and 1996

                                                     1998              1997              1996
                                                ---------------   ---------------   ---------------
Interest Income
      Interest and fees on loans                $    7,261,271    $    7,255,085    $    7,750,646
      Interest on federal funds sold                   114,207           101,842            51,219
      Interest on securities held to maturity:
          Taxable interest income                    1,308,419         1,617,097         1,308,152
          Interest income exempt from
            federal income taxes                       217,573           145,016           158,070
      Interest and dividends on securities
        available for sale:
,         Taxable                                      766,511           142,480            90,459
          Interest income exempt from
            Federal income taxes                         2,215                 0                 0
          Dividends                                     74,612            48,717            44,324
      Interest on deposits in banks                      1,782                 0                 0
                                                ---------------   ---------------   ---------------
                Total interest income           $    9,746,590    $    9,310,237    $    9,402,870
                                                ---------------   ---------------   ---------------
Interest Expense
      Interest on deposits                      $    4,178,511    $    3,899,598    $    3,853,810
      Interest on federal funds purchased and
          securities sold under agreements
          to repurchase                                 14,079             4,599            56,802
      Interest on Federal Home Loan Bank advances       11,664                 0                 0
                                                ---------------   ---------------   ---------------
                Total interest expense          $    4,204,254    $    3,904,197    $    3,910,612
                                                ---------------   ---------------   ---------------
                Net interest income             $    5,542,336    $    5,406,040    $    5,492,258
Provision For Loan Losses                              371,886           476,667           290,000
                                                ---------------   ---------------   ---------------
                Net interest income after
                  provision for loan losses     $    5,170,450    $    4,929,373    $    5,202,258
                                                ---------------   ---------------   ---------------
Other Income
      Trust Department income                   $      342,769    $      233,180    $      199,587
      Service charges on deposits                      545,782           532,277           522,436
      Other service charges and fees                   336,682           289,465           196,232
      Gain (loss) on equity investment                  (4,352)           (4,880)              595
      Other operating income                           486,831           195,739           105,920
                                                ---------------   ---------------   ---------------
                                                $    1,707,712    $    1,245,781    $    1,024,770
                                                ---------------   ---------------   ---------------
Other Expenses
      Salaries and wages                        $    2,318,317    $    1,951,569    $    1,732,542
      Pension and other employee benefits              508,343           491,913           478,669
      Occupancy expenses                               355,468           332,916           323,962
      Equipment expenses                               485,775           468,785           472,462
      Stationary and supplies                          179,543           190,154           150,313
      Postage                                          127,784           119,713           126,724
      Credit card expense                              152,647           101,156            93,637
      Bank franchise tax                               103,586            95,344           113,484
      ATM network fees                                  71,188           119,827           129,385
      Other operating expenses                         796,516           819,622           757,209
                                                ---------------   ---------------   ---------------
                                                $    5,099,167    $    4,690,999    $    4,378,387
                                                ---------------   ---------------   ---------------
               Income before income taxes       $    1,778,995    $    1,484,155    $    1,848,641
Income Tax Expense                                     470,190           372,143           537,304
                                                ---------------   ---------------   ---------------
                Net Income                      $    1,308,805    $    1,112,012    $    1,311,337
                                                ===============   ===============   ===============
Earnings Per Share
      Net income per common share,
        basic and diluted                       $         0.93   $         0.79               0.94
                                                ===============   ===============   ===============

See Notes to Consolidated Financial Statements.


                                EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                               Consolidated Statements of Shareholders' Equity
                                Years Ended December 31, 1998, 1997, and 1996

                                                                                  Accumulated
                                                                                     Other
                                          Common                    Retained     Comprehensive Comprehensive
                                          Stock        Surplus      Earnings     Income (Loss)    Income            Total
                                       -----------   -----------   -----------   -----------    -----------      -----------
Balance, December 31, 1995             $ 1,738,212   $ 1,782,186   $ 9,612,627   $   (12,606)                    $13,120,419
  Comprehensive income:
  Net income - 1996                                                  1,311,337                    1,311,337        1,311,337
  Other comprehensive income:
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $3,903                                                           7,576          7,576            7,576
                                                                                                -----------
  Total comprehensive income                                                                    $ 1,318,913
                                                                                                ===========
  Issuance of common stock, dividend
    investment plan (4,662 shares)          11,656       163,875                                                     175,531
  Dividends declared ($0.30 per share)                                (417,826)                                     (417,826)
  Issuance of common stock, stock split
    effected in the form of a 100% stock
    dividend (699,943 shares)            1,749,857    (1,749,857)                                                          0
  Discretionary transfer from retained
    earnings                                           1,749,857    (1,749,857)                                            0
  Fractional shares purchased                  (11)         (170)                                                       (181)
                                       -----------   -----------   -----------   -----------                     -----------
Balance, December 31, 1996             $ 3,499,714   $ 1,945,891   $ 8,756,281   $    (5,030)                    $14,196,856
  Comprehensive income:
  Net income - 1997                                                  1,112,012                  $ 1,112,012        1,112,012
  Other comprehensive income:
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $7,645                                                          14,840         14,840           14,840
                                                                                                -----------
  Total comprehensive income                                                                    $ 1,126,852
                                                                                                ===========
  Issuance of common stock, dividend
    investment plan (8,603 shares)          21,507       161,992                                                     183,499
  Dividends declared ($0.32 per share)                                (449,027)                                     (449,027)
  Fractional shares purchased                   (8)          (57)                                                        (65)
                                       -----------   -----------   -----------   -----------                     -----------
Balance, December 31, 1997             $ 3,521,213   $ 2,107,826   $ 9,419,266   $     9,810                     $15,058,115
Comprehensive income:
  Net income - 1998                                                  1,308,805                  $ 1,308,805        1,308,805
  Other comprehensive income:
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $35,092                                                         68,119         68,119           68,119
                                                                                                -----------
  Total comprehensive income                                                                    $ 1,376,924
                                                                                                ===========
  Issuance of common stock to Employee
    Stock Ownership Plan (2,145 shares)      5,363        28,534                                                      33,897
  Issuance of common stock, dividend
    investment plan (7,715 shares)          19,288       171,357                                                     190,645
  Dividends declared ($0.33 per share)                                (465,967)                                     (465,967)
  Fractional shares purchased                  (11)         (102)                                                       (113)
                                       -----------   -----------   -----------   ------------                    -----------
Balance, December 31, 1998             $ 3,545,853   $ 2,307,615   $10,262,104   $    77,929                     $16,193,501
                                       ===========   ===========   ===========   ============                    ===========

See Notes to Consolidated Financial Statements

                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1998, 1997, and 1996

                                                       1998              1997              1996
                                                  --------------    --------------    --------------
Cash Flows from Operating Activities
  Net income                                      $   1,308,805     $   1,112,012     $   1,311,337
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation amortization                           344,249          389 ,742           399,076
    Amortization of intangible assets                    50,817            50,675            52,496
    (Income) loss on equity investment                    4,352             4,880              (595)
    Provision for loan losses                           371,886           476,667           290,000
    (Gain) on sale of other real estate owned           (14,652)                0                 0
    Premium amortization (discount accretion)
      on securities, net                                    633            63,141            (2,854)
    Deferred tax (benefit)                              (27,506)           60,807              (891)
    Changes in assets and liabilities:
    (Increase) decrease in other assets                   4,436          (540,104)         (805,499)
    Increase (decrease) in other liabilities           (111,768)          144,913            64,145
                                                  --------------    --------------    --------------
      Net cash provided by operating activities   $   1,931,252     $   1,762,733     $   1,307,215
                                                  --------------    --------------    --------------
Cash Flows from Investing Activities
  Proceeds from maturities and principal
    payments of securities held to maturity       $  21,117,817     $   5,995,036     $   5,128,436
  Proceeds from maturities and principal
    payments of securities available for sale         5,612,602           377,000         1,748,844
  Purchases of securities held to maturity          (25,295,813)      (14,873,594)       (6,178,873)
  Purchases of securities available for sale         (6,995,200)       (2,868,304)         (155,500)
  Purchases of bank premises and equipment             (362,157)         (198,568)       (1,157,029)
  Proceeds from sale of other real estate owned         204,340                 0                 0
  Net (increase) decrease in loans                  (14,703,585)        5,659,861        (2,203,140)
                                                  --------------    --------------    --------------
      Net cash (used in) investing activities     $ (20,421,996)    $  (5,908,569)    $  (2,817,262)
                                                  --------------    --------------    --------------
Cash Flows from Financing Activities
  Net increase in demand deposits,
    money market, and savings accounts            $   8,848,140     $     834,027     $   7,222,447
  Net increase (decrease) in certificates
    of deposits                                       4,282,393         5,157,461        (1,747,141)
  Net increase in federal funds purchased and
    securities sold under agreements to repurchase      695,915                 0        (1,867,000)
  Proceeds from Federal Home Loan Bank advances       5,000,000                 0                 0
  Proceeds from issuance of common stock to ESOP         33,897                 0                 0
  Cash dividends paid                                  (275,322)         (265,528)         (242,295)
  Fractional shares purchased                              (113)              (65)             (181)
                                                  --------------    --------------    --------------
      Net cash provided by financing activities   $  18,584,910     $   5,725,895     $   3,365,830
                                                  --------------    --------------    --------------
      Increase in cash and
        cash equivalents                          $      94,166     $   1,580,059     $   1,855,783

Cash and Cash Equivalents
  Beginning                                           7,542,309         5,962,250         4,106,467
                                                  --------------    --------------    --------------
  Ending                                          $   7,636,475     $   7,542,309     $   5,962,250
                                                  ==============    ==============    ==============

Supplemental Disclosures of Cash Flow Information

  Cash payments for:

    Interest                                      $   4,321,635     $   3,907,348     $   3,960,889
                                                  ==============    ==============    ==============
    Income taxes                                  $     295,522     $     439,616           592,372
                                                  ==============    ==============    ==============

Supplemental Schedule of Non-Cash Investing and Financing Activities:

  Issuance of common stock,
    dividend investment plan                      $     190,645     $     183,499     $     175,531
                                                  ==============    ==============    ==============
  Unrealized gain on securities
    available for sale                            $     103,211     $      22,485     $      11,479
                                                  ==============    ==============    ==============
  Other real estate acquired in settlement
    of loans                                      $           0     $     143,083     $           0
                                                  ==============    ==============    ==============

See Notes to Consolidated Financial Statements

                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

NOTE 1.  Nature of Banking Activities and Significant Accounting Policies

Eagle Financial Services, Inc. and Subsidiary (the Company) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia and the Eastern Panhandle of West Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and to accepted practice within the banking industry.

Principles of Consolidation

Eagle Financial Services, Inc. owns 100% of Bank of Clarke County (the "Bank"). An additional subsidiary, Eagle Home Funding, Inc., is a wholly-owned subsidiary of the Bank. The consolidated financial statements include the accounts of Eagle Financial Services, Inc. and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated.

Trust Assets

Securities and other property held by the Trust Department in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.

Securities

Investments are to be classified in three categories and accounted for as follows:

(a)  Securities Held to Maturity

Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

(b)  Securities Available for Sale

Securities classified as available for sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as a separate component of other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

(c)  Trading Securities

Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Company had no trading securities at December 31, 1998 and 1997.

As of October 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Paragraph 54 of the Standard allows a reallocation of securities among the three categories outlined above. As a result of adoption, the Company transferred securities with an amortized cost of $12,135,479 and a fair value of $12,249,003 from Held to Maturity to Available for Sale.

Derivative Financial Instruments

FASB No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments requires various disclosures for derivative financial instruments which are futures, forward, swap or option contract, or other financial instruments with similar characteristics. The Company does not have any derivative financial instruments as defined under this statement.

Other Real Estate Owned

Other real estate owned is carried at the lower of estimated market value or the carrying amount of the loan. A reserve for other real estate owned is maintained to recognize estimated selling costs or declines in value. Provisions for estimated selling costs or declines in value, net gains and losses on the sale of other real estate owned, and net direct expenses attributable to these properties are included in other operating expenses. Assets, other than real estate, acquired in the settlement of loans are recorded as other assets.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Loans

Loans are shown on the balance sheets net of unearned discounts and the allowance for loan losses. Interest is computed by methods which result in level rates of return on principal. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

Unearned interest on certain installment loans is amortized to income over the life of the loan, using the sum-of-digits formula. For all other loans, interest is computed on the loan balance outstanding.

Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loans.

The Company has adopted FASB No. 114, Accounting by Creditors for Impairment of a Loan. This statement has been amended by FASB No. 118, Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures. Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

The Company considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB No. 114. A loan is considered impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if it is in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgement the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans. The Company had no loans subject to FASB No. 114 at December 31, 1998 and 1997.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses in the loan portfolio and the related allowance may change in the near term.

Bank Premises and Equipment

Bank premises and equipment  are stated at cost less  accumulated  depreciation.
Depreciation   of  property  and  equipment  is  computed   principally  on  the
straight-line and declining-balance methods.

Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

Intangible Assets

Acquired intangible assets, such as the value of purchased core deposits and organizational costs, are amortized over the periods benefited, not exceeding fifteen years.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Postretirement Benefits

The Company provides certain health care and life insurance benefits for all retired employees and one current employee who have met certain eligibility requirements. All other employees retiring after reaching age 65 and having at least 15 years service with the Company will be allowed to stay on the Company's group life and health insurance policies, but will be required to pay premiums. Effective January 1, 1993, the Company adopted FASB No. 106 to account for its share of the costs of those benefits. Under FASB No. 106, the Company's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates they are fully eligible for benefits, except that the Company's unfunded cost that existed at January 1, 1993 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2013. Prior to 1993, the Company expensed its share of costs as they were paid.

Pension Plan

The Company has a trusteed, noncontributory defined benefit pension plan covering substantially all full-time employees. In 1998, the Company adopted FASB No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts in the Company's financial statements applicable to its defined benefit plan. FASB No. 132 standardizes the disclosure requirements for pensions by requiring certain additional information on changes in the benefit obligations and fair values of plan assets and by eliminating certain disclosures.

Earnings Per Share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share exclude any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share.

Weighted average shares were 1,413,172, 1,404,645 and 1,392,298 for the years ended 1998, 1997 and 1996, respectively after giving retroactive effect to the 100% stock dividend declared in 1996. The Corporation had no potential dilution of common stock as of December 31, 1998, 1997 and 1996.

Comprehensive Income

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 established new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or shareholders' equity. SFAS No. 130 requires other comprehensive income to include the unrealized gains or losses on available for sale securities, which prior to adoption were reported separately in shareholders' equity. The financial statements for previous periods have been reclassified to conform to the requirements of SFAS No. 130.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2.       Securities



The amortized costs and fair values of securities being held to maturity as of December 31, 1998 and 1997, are as follows:

                                                   Gross           Gross
                                  Amortized      Unrealized      Unrealized          Fair
                                     Cost          Gains          (Losses)          Value
                                -------------   -------------   -------------   -------------
                                                            1998
                                -------------------------------------------------------------
U.S. Treasury securities        $    121,981    $     10,275    $          0    $    132,256
Obligations of U.S. government
  corporations and agencies        6,490,582          89,380          (2,000)      6,577,962
Mortgage-backed securities        10,609,645          19,470         (40,705)     10,588,410
Obligations of states and
  political subdivisions          11,445,246         117,939         (36,559)     11,526,626
                                -------------   -------------   -------------   -------------
                                $ 28,667,454    $    237,064    $    (79,264)   $ 28,825,254
                                =============   =============   =============   =============

                                                            1997
                                -------------------------------------------------------------
U.S. Treasury securities        $    371,922    $      7,570    $     (1,037)   $    378,455
Obligations of U.S. government
  corporations and agencies       10,148,139          54,127         (23,805)     10,178,461
Mortgage-backed securities        17,257,777          56,959         (83,326)     17,231,410
Obligations of states and
  political subdivisions           5,382,820          41,677          (4,877)      5,419,620
                                -------------   -------------   -------------   -------------
                                $ 33,160,658    $    160,333    $   (113,045)   $ 33,207,946
                                =============   =============   =============   =============

The amortized cost and fair value of securities being held to maturity as of December 31, 1998, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                   Amortized         Fair
                                                     Cost            Value
                                                 ------------    ------------
Due in one year or less                          $  2,341,728    $  2,344,257
Due after one year through five years               9,962,656      10,126,834
Due after five years through ten years              5,503,425       5,513,419
Due after ten years                                   250 000         252,334
Mortgage-backed securities                         10,609,645      10,588,410
                                                 -------------   ------------
                                                 $ 28,667,454    $ 28,825,254
                                                 =============   ============

Amortized costs and fair values of securities  available for sale as of December
31, 1998 and 1997, are as follows:
                                                   Gross           Gross
                                  Amortized      Unrealized      Unrealized          Fair
                                     Cost          Gains          (Losses)          Value
                                -------------   -------------   -------------   -------------
                                                            1998
                                -------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies     $  5,150,116    $     80,943    $     (5,000)   $  5,226,059
Mortgage-backed securities         7,421,338          23,069          (5,961)      7,438,446
Obligations of states and
  Political subdivisions             497,157           1,111               0         498,268
Other                              1,227,812          27,500          (3,587)      1,251,725
                                -------------   -------------   -------------   -------------
                                $  4 243 258    $    132,623    $    (14,548)   $ 14,414,498
                                =============   =============   =============   =============

                                                            1997
                                -------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies     $  3,501,058    $     17,432    $     (2,568)   $  3,515,922
Other                                742,200               0               0         742,200
                                -------------   -------------   -------------   -------------
                                $  4,243,258    $     17,432    $     (2,568)   $  4,258,122
                                =============   =============   =============   =============

The amortized cost and fair value of securities available for sale as of December 31, 1998, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.



                                                   Amortized         Fair
                                                     Cost            Value
                                                 -------------   -------------
Due in one year or less  $                       $  1,400,035    $  1,400,843
Due after one year through five years               3,750,081       3,825,216
Due after five years through ten years                497,157         498,268
Mortgage backed securities                          7,421,338       7,438,446
Other                                               1,227,812       1,251,725
                                                 -------------   -------------
                                                 $ 14,296,423    $ 14,414,498
                                                 =============   =============

Proceeds from maturities and principal payments of securities being held to maturity during 1998, 1997 and 1996 were $21,117,817, $5,995,036 and $5,128,436.
There were no sales of securities being held to maturity during 1998, 1997 and 1996.

Proceeds from maturities and principal payments of securities available for sale during 1998, 1997 and 1996 were $5,612,602, $377,000 and $1,748,844. There were no sales of securities available for sale during 1998, 1997 and 1996.

Securities having a book value of $11,423,378 and $8,473,317 at December 31, 1998 and 1997, were pledged to secure public deposits and for other purposes required by law.

Note 3.        Loans, Net

The composition of the net loans is as follows:

                                                           December 31
                                                  ------------------------------
                                                     1998               1997
                                                  -----------        -----------
                                                            (thousands)
Loans secured by real estate:
  Construction and land development               $    2,168         $      588
  Secured by farmland                                  3,565              3,700
  Secured by 1-4 family residential                   51,444             44,863
  Nonfarm, nonresidential loans                       16,902             11,141
Loans to farmers (except secured by real estate)         745                770
Commercial and industrial loans
  (except those secured by real estate)                6,463              5,116
Loans to individuals (except those
  secured by real estate)                             13,603             14,458
Loans to U.S. state and political subdivisions         1,093              1,155
All other loans                                          100                 97
                                                  -----------        -----------
         Total loans                              $   96,083         $   81,888

Less:
  Unearned income                                       (150)              (462)
  Allowance for loan losses                             (925)              (749)
                                                  -----------        -----------
         Loans, net                               $   95,008         $   80,677
                                                  ===========        ===========

                                         47

Note 4.        Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                       December 31
                                       -------------------------------------------
                                            1998           1997           1996
                                       -------------  -------------  -------------

Balance, beginning                      $    748,558   $    913,955   $    828,104
  Provision charged to operating
    expense                                  371,886        476,667        290,000
  Recoveries added to the allowance           98,208         44,624         63,561
  Loan losses charged to the allowance      (293,481)      (686,688)      (267,710)
                                        -------------  -------------  -------------
Balance, ending                         $    925,171   $    748,558   $    913,955
                                        =============  =============  =============

Nonaccrual loans excluded from the impaired loan disclosure under FASB 114 amounted to $227,256 and $437,261 at December 31, 1998 and 1997, respectively. If interest would have been accrued, such income would have been approximately $24,712 for 1998 and $11,021 for 1997. There were no loans on which the accrual of interest was discontinued or reduced in 1996.

Note 5.        Bank Premises and Equipment, Net

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                     December 31
                                             -----------------------------
                                                  1998            1997
                                             -------------   -------------
Land                                         $    787,918    $    787,918
Land held for future branch site                  150,587         150,587
Buildings and improvements                      3,625,862       3,546,330
Furniture and equipment                         2,950,633       2,668,100
                                             -------------   -------------
                                             $  7,515,000    $  7,152,935
Less accumulated depreciation                   3,397,097       3,092,434
                                             -------------   -------------
    Bank premises and equipment, net         $  4,117,903    $  4,060,501
                                             =============   =============

Depreciation expense on furniture and equipment was $304,755, $351,058, and $370,450 for the years ended December 31, 1998, 1997, and 1996, respectively.

Note 6.        Deposits

The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was approximately $20,447,339 and $14,961,859 at December 31, 1998 and
1997, respectively.

At December 31, 1998, the scheduled maturities of time deposits are as follows:

1999                                   $ 48,804,445
2000                                      7,466,794
2001                                      1,080,348
2002                                        274,271
2003 and thereafter                         361,174
                                       -------------
                                       $ 57,987,032
                                       =============

Note 7.        Income Taxes

Net deferred tax (liabilities) consist of the following components as of December 31, 1998 and 1997.

                                           December 31
                                   --------------------------
                                       1998          1997
                                   ------------  ------------
Deferred tax assets:
  Allowance for loan losses        $   213,345   $   164,159
  Deferred compensation                111,526       101,039
  Accrued postretirement benefits       76,648        91,189
  Reserve for other real estate owned        0         2,040
  Non-accrual interest                   8,402         6,908
                                   ------------  ------------
                                   $   409,921   $   365,335
                                   ------------  ------------
Deferred tax liabilities:
  Property and equipment           $   321,050   $   305,804
  Prepaid pension costs                 84,471        82,637
  Securities available for sale         40,146         5,054
                                   ------------  ------------
                                   $   445,667   $   393,495
                                   ------------  ------------
                                   $   (35,746)  $   (28,160)
                                   ============  ============

The provision for income taxes charged to operations for the years ended December 31, 1998, 1997 and 1996 consists of the following:

                                                   December 31
                                     ----------------------------------------
                                         1998          1997          1996
                                     ------------  ------------  ------------
Current tax expense                  $   497,696   $   311,336   $   538,195
Deferred tax (benefit)                   (27,506)       60,807          (891)
                                     ------------  ------------  ------------
                                     $   470,190   $   372,143   $   537,304
                                     ============  ============  ============

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 1998, 1997 and 1996, due to the following:
                                         1998          1997          1996
                                     ------------  ------------  ------------
Computed "expected" tax expense      $   604,858   $   504,613   $   628,538
(Decrease) increase in income taxes
  resulting from:
Tax-exempt interest                      (86,684)      (63,985)      (74,765)
Nontaxable life insurance                 (4,471)       (8,712)            0
Low income housing credits               (46,227)      (44,454)      (48,000)
Other                                      2,714       (15,319)       31,531
                                     ------------  ------------  ------------
                                     $   470,190   $   372,143   $   537,304
                                     ============  ============  ============

Note 8.        Pension and Postretirement Benefit Plan

The following tables provide a reconciliation of the changes in the benefit obligation and fair value of assets for 1998 and 1997 and a statement of the funded status as of December 31, 1998 and 1997 for the pension plan and postretirement benefit plan of the Company.

                                          Pension Benefits               Postretirement Benefits
                                   ------------------------------     ------------------------------
                                       1998             1997              1998             1997
                                   -------------    -------------     -------------    -------------
Change in Benefit Obligation
   Benefit obligation, beginning   $  1,488,638     $  1,219,706      $    157,632     $    157,743
   Service cost                          80,962           62,353                 0                0
   Interest cost                        117,129           95,716            12,611           12,619
   Actuarial (gain) loss                      0          157,373                 0             (490)
   Benefits paid                       (137,423)         (46,510)          (12,000)         (12,240)
                                   -------------    -------------     -------------    -------------
   Benefits obligation, ending     $  1,549,306     $  1,488,638      $    158,243     $    157,632
                                   -------------    -------------     -------------    -------------
Change in Plan Assets
   Fair value of plan assets,
      beginning                    $  1,469,557     $  1,127,104      $          0     $          0
   Actual return on plan assets         220,610          233,696                 0                0
   Employer contributions                85,769          155,267            12,000           12,240
   Benefits paid                       (137,423)         (46,510)          (12,000)         (12,240)
                                   -------------    -------------     -------------    -------------
   Fair value of plan assets,
      ending                       $  1,638,513     $  1,469,557      $          0     $          0
                                   -------------    -------------     -------------    -------------

Funded status
   Funded status, beginning        $     89,207     $    (19,081)     $   (158,243)    $   (157,632)
   Unrecognized net actuarial loss       65,306          171,964            30,917           33,529
   Unrecognized net obligation
      at transition                     (38,539)         (51,383)           (3,722)          (3,722)
   Unrecognized prior service cost      114,873          126,418                 0                0
                                   -------------    -------------     -------------    -------------
   Net amount recognized           $    230,847     $    227,918      $  (131,048)     $   (127,825)
                                   =============    =============     =============    =============

The following table provides the components of net periodic benefit cost for the years ended December 31, 1998, 1997 and 1996:

                                       Pension Benefits                 Postretirement Benefits
                             -------------------------------------  ---------------------------------
                                1998        1997        1996          1998        1997        1996
                             ----------  ----------  ----------    ----------  ----------  ----------
Components of Net Periodic
     Benefit Cost
   Service cost              $  80,962   $  62,353   $  57,734     $       0   $       0   $       0
   Interest cost               117,129      95,716      87,942        12,659      12,611      12,619
   Expected return on
     plan assets              (115,602)    (94,519)    (80,060)            0           0           0
   Amortization of prior
     service costs              11,545      11,545      11,545             0           0           0
   Amortization of net
     obligation at transition  (12,844)    (12,844)    (12,844)        2,612       2,612       2,612
   Recognized net actuarial
     gain                        1,650        2,271      5,109             0           0           0
                             ----------  ----------  ----------    ----------  ----------  ----------
   Net periodic benefit cost $  82,840   $   64,522  $  69,426     $  15,271   $  15,223   $  15,231
                             ==========  ==========  ==========    ==========  ==========  ==========


The weighted average discount rates used for the pension calculations was 8.00%, the expected return on plans assets was 8.00% and the rate of compensation increase was 6.00% for all periods. For measurement purposes, a 9.38% annual rate of increase in per capita health care costs of covered benefits was assumed for 1998, with such annual rate of increase gradually declining to 5 percent in 2004. If assumed health care cost trend rates were increased by 1 percentage point in each year, the accumulated postretirement benefit obligation at December 31, 1998 would be increased by $4,083 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1998 would be increased by $325. The weighted average discount rate used in estimating the accumulated postretirement benefit obligation was 8.00% for 1998, 1997 and 1996.

Note 9.        Employee Benefits

NOTE 9.  Employee Benefits

The Company has established an Employee Stock Ownership Plan (ESOP) to provide additional retirement benefits to substantially all employees. There were no contributions in 1998, 1997 or 1996. The contributions are made to the Bank of Clarke County Employee Retirement Trust to be used to purchase the Company's common stock. The plan was leveraged to the extent that money was borrowed during 1995 to purchase available stock. The debt related to these borrowings was guaranteed by the Company. At December 31, 1998 there was no outstanding debt related to the ESOP.

The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15 percent of their salary on a pretax basis, subject to certain IRS limits. The Company matches 25 percent (up to 6 percent of the employee's salary) of employee contributions with Company common stock. The shares for this purpose are provided principally by the Company's employee stock ownership plan (ESOP), supplemented, as needed, by newly issued shares. Contributions under the plan amounted to $33,175 in 1998 and $8,160 in 1997 and 1996.

In addition, an Executive Supplemental Income Plan was developed for certain key employees. Benefits are to be paid in monthly installments following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits could be reduced or forfeited. The executive supplemental income benefit expense for 1998, 1997, and 1996 based on the present value of the retirement benefits, amounted to $43,589, $47,590 and $38,499, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of those employees in amounts sufficient to discharge the obligations thereunder.

Note 10. Commitments and Contingencies

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities, which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments.

The Bank leases certain facilities under operating leases, which expire at various dates through 2002. These leases require payment of certain operating expenses and contain renewal options. The total minimum rental commitment at December 31, 1998 under these leases is $241,610, which is due as follows:

Due in the year ending December 31,        1999    $    98,046
                                           2000         68,514
                                           2001         37,800
                                           2002         37,250
                                                   ------------
                                                   $   241,610
                                                   ============

The total rental expense was $106,087, $52,955 and $49,035 in 1998, 1997 and 1996, respectively.

As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. These reserve balances include usable vault cash and amounts on deposit with the Federal Reserve. For the final weekly reporting period in the years ended December 31, 1998 and 1997, the amount of daily average required balances were approximately $952,000 and $752,000, respectively.

The Company is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing a remediation plan to resolve the issue. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Company's operations.

See Note 15 with respect to financial instruments with off-balance-sheet risk.

Note 11. Transactions with Directors and Officers

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties) on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Company for loans totaling $3,697,036 and $916,493 at December 31, 1998 and 1997, respectively. During 1998, total principal additions were $4,316,861 and total principal payments were $1,536,318.

Note 12. Capital Requirements

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. The Company's actual capital amounts and ratios are also presented in the table.

                                                                                   To Be Well
                                                                               Capitalized Under
                                                         For Capital           Prompt Corrective
                                     Actual            Adequacy Purposes        Action Provisions
                              -------------------------------------------------------------------
                               Amount       Ratio      Amount      Ratio      Amount      Ratio
                              ----------   -------   ----------   -------   ----------   -------
                              (Amount in Thousands)
As of December 31, 1998:
Total Capital (to Risk Weighted Assets)
      Consolidated            $ 16,488     16.12%    >=$  8,185     8.00%              N/A
      Bank of Clarke County   $ 15,229     15.01%    >=$  8,118     8.00%   >=$ 10,148    10.00%

Tier 1 Capital (to Risk Weighted Assets)
      Consolidated            $ 15,563     15.21%    >=$  4,093     4.00%              N/A
      Bank of Clarke County   $ 14,304     14.10%    >=$  4,059     4.00%   >=$  6,089     6.00%

Tier 1 Capital (to Average Assets)
    Consolidated              $ 15,563     11.17%    >=$  5,575     4.00%              N/A
    Bank of Clarke County     $ 14,304     10.32%    >=$  5,546     4.00%   >=$  6,933     5.00%

As of December 31, 1997:
  Total Capital (to Risk Weighted Assets)
      Consolidated            $ 15,194     18.43%    >=$  6,595     8.00%              N/A
      Bank of Clarke County   $ 14,872     18.10%    >=$  6,573     8.00%   >=$  8,217    10.00%

 Tier 1 Capital (to Risk Weighted Assets)
      Consolidated            $ 14,445     17.52%    >=$  3,298     4.00%              N/A
      Bank of Clarke County   $ 14,123     17,19%    >=$  3,287     4.00%   >=$  4,930     6.00%

  Tier 1 Capital (to Average Assets)
      Consolidated            $ 14,445     11.06%    >=$  5,224     4.00%              N/A
      Bank of Clarke County   $ 14,123     10,84%    >=$  5,211     4.00%   >=$  6,514     5.00%

Note 13. Retained Earnings

Transfers of funds from the banking subsidiary to the Parent Company, in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. At December 31, 1998, the aggregate amount of unrestricted funds, which could be transferred from the Bank to the Parent Company without prior regulatory approval, amounted to $2,078,789 or 12.8% of the consolidated net assets.

Note 14. Dividend Investment Plan

The Company has in effect a Dividend Investment Plan, which provides an automatic conversion of dividends into common stock for enrolled shareholders. It is based on 95% of the stock's fair market value on each dividend record date.

Note 15.       Financial Instruments With Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contractual notional amount of the Company's exposure to off-balance-sheet risk as of December 31, 1998 and 1997, is as follows:

                                                 1998             1997
                                            -------------    -------------
Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit            $  23,101,413    $   9,651,769
    Standby letters of credit                     150,750          139,631

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby  letters of credit  written are  conditional  commitments  issued by the
Company to  guarantee  the  performance  of a customer to a third  party.  Those guarantees  are  primarily  issued  to  support  public  and  private  borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in granting loans to customers. The Company holds real estate and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1998, none of the outstanding letters of credit were collateralized.

The Company has cash accounts in other commercial banks. The amount on deposit at one of these banks at December 31, 1998 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $1,323,923.

Note 16. Federal Home Loan Bank Advances and Available Lines of Credit

The Company  has a  $13,000,000  line of credit with the Federal  Home Loan Bank
(FHLB) of Atlanta. Advances bear interest at a fixed or floating rate depending on the terms and maturity of each advance and numerous renewal options are available to the Company. These advances are secured by the Company's real estate loan portfolio. The unused line of credit totaled $8,000,000 and $13,000,000 at December 31, 1998 and 1997, respectively. A $5,000,000 advance was taken during 1998 which has a ten year term and a fixed rate of 4.94% for the first six years. After six years, FHLB may convert the advance to an indexed floating interest rate for the final four years of the term. If the advance converts to a floating interest rate, the Company may pay back all or part of the advance without a prepayment penalty.

The Company had unused lines of credit totaling $12,200,000 with other nonaffiliated banks at December 31, 1998.

Note 17. Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments
For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities
For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

Loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Deposits and Borrowings
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of all other deposits and borrowings is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

Off-Balance-Sheet Financial Instruments
The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1998 and 1997, the difference between the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.

The estimated fair values of the Company's financial instruments are as follows:

                                                 1998                          1997
                                      ---------------------------   ---------------------------
                                        Carrying       Fair           Carrying        Fair
                                         Amount        Value           Amount         Value
                                      ------------   ------------   ------------   ------------
                                             (in thousands)                (in thousands)
Financial assets:
  Cash and short-term investments     $  7,636,475   $  7,636,475   $  7,542,309   $  7,542,309
  Securities                            43,081,952     43,239,752     37,418,780     37,466,068
  Loans                                 95,008,327     97,917,000     80,676,628     79,267,000
                                      ------------   ------------   ------------   ------------
    Total financial assets            $145,726,754   $148,793,227   $125,637,717   $124,275,377
                                      ============   ============   ============   ============
Financial liabilities:
  Deposits                            $130,209,888   $130,750,000   $117,079,355   $118,113,000
  Federal funds purchased and
    securities sold under agree-
    ments to repurchase                    695,915        696,000              0              0
  Federal Home Loan Bank advances        5,000,000      5,030,000              0              0
                                      ------------   ------------   ------------   ------------
    Total financial liabilities       $135,905,803   $136,476,000   $117,079,355   $118,113,000
                                      ============   ============   ============   ============


Note 18. Condensed Financial Information - Parent Company Only

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                                 Balance Sheets
                           December 31, 1998 and 1997
                                             1998                   1997
                                        --------------         --------------
Assets
  Cash held in subsidiary bank          $      27,093          $      50,278
  Securities                                  986,393                  5,000
  Investment in subsidiary, at cost,
    plus undistributed net income          14,916,718             14,736,435
  Equity investment in Johnson Williams
    Limited Partnership                       262,057                266,409
  Other Assets                                  9,748                      0
                                        --------------         --------------
          Total assets                  $  16,202,009          $  15,058,122
                                        ==============         ==============

Liabilities and Shareholders' Equity

  Other liabilities                     $       8,508          $           7
                                        --------------         --------------

Shareholders' Equity
  Preferred stock                       $           0          $           0
  Common stock                              3,545,853              3,521,213
  Surplus                                   2,307,615              2,107,826
  Retained earnings                        10,262,104              9,419,266
  Accumulated other comprehensive income       77,929                  9,810
                                        --------------         --------------
          Total shareholders' equity    $  16,193,501          $  15,058,115
                                        --------------         --------------

          Total liabilities and
            shareholders' equity        $  16,202,009          $  15,058,122
                                        ==============         ==============


                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                              Statements of Income
                  Years Ended December 31, 1998, 1997, and 1996



                                           1998            1997            1996
                                       -------------   -------------   -------------
Income
  Dividends from subsidiary            $  1,130,000    $    223,000    $    200,000
  Interest and dividends on
    securities available for sale            27,514             773           1,414
                                       -------------   -------------   -------------
          Total income                 $  1,157,514    $    223,773    $    201,414
                                       -------------   -------------   -------------

Expenses
  Amortization of organizational costs $          0    $          0    $     13,023
  Legal expense                               1,710           1,409             565
  Other operating expenses                   17,178          20,914          22,989
                                       -------------   -------------   -------------
          Total expenses               $     18,888    $     22,323    $     36,577
                                       -------------   -------------   -------------
Other Income
  Income (loss) on equity investment   $     (4,352)    $    (4,880)   $        595
                                       -------------   -------------   -------------
          Income before allocated tax
            benefits and equity in
            undistributed net income
            of subsidiary              $  1,134,274     $    196,570   $    165,432
Allocated Income Tax Benefit                (45,852)         (53,440)       (57,797)
                                       -------------   -------------   -------------
          Income before equity in
            undistributed net income
            of subsidiary              $  1,180,126    $    250,010    $    223,229
Equity in Undistributed Net Income
  of Subsidiary                             128,679         862,002       1,088,108
                                       -------------   -------------   -------------

          Net income                   $  1,308,805    $  1 112 012    $  1 311 337
                                       =============   =============   =============


                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                            Statements of Cash Flows
                  Years Ended December 31, 1998, 1997, and 1996

                                                          1998           1997           1996
                                                     -------------  -------------  -------------
Cash Flows from Operating Activities
  Net income                                         $  1,308,805   $  1,112,012   $  1,311,337
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Amortization of organizational costs                      0              0         13,023
      (Income) loss on equity investment                    4,352          4,880           (595)
      (Discount accretion) on securities                      (77)             0              0
      Undistributed earnings of subsidiary               (128,679)      (862,002)    (1,088,108)
      Changes in assets and liabilities:
        Decrease in prepaid expenses                            0            453         11,267
        Decrease in income tax credits receivable               0              0         48,000
        (Increase) in other assets                         (9,748)             0              0
        Increase (decrease) in other liabilities               (7)             7              0
                                                     -------------  -------------  -------------
          Net cash provided by operating activities  $  1,174,646   $    255,350   $    294,924
                                                     -------------  -------------  -------------
Cash Flows from Investing Activities
  Purchase of securities available for sale          $ (1,255,293)  $          0   $    (51,000)
  Proceeds from maturities of securities
    available for sale                                    299,000         55,000              0
                                                     -------------  -------------  -------------
          Net cash provided by (used in)
            investing activities                     $   (956,293)  $     55,000   $    (51,000)
                                                     -------------  -------------  -------------
Cash Flows from Financing Activities
  Cash dividends paid                                $   (275,322)  $   (265,528)  $   (242,295)
  Fractional shares purchased                                (113)           (65)          (181)
  Proceeds from issuance of common
              Stock to ESOP                                33,897              0              0
                                                     -------------  -------------  -------------
          Net cash (used in) financing activities    $   (241,538)  $   (265,593)  $   (242,476)
                                                     -------------  -------------  -------------
          Increase (decrease) in cash                $    (23,185)  $     44,757   $      1,448
Cash
  Beginning                                          $     50,278   $      5,521   $      4,073
                                                     -------------  -------------  -------------
  Ending                                             $     27,093   $     50,278   $      5,521
                                                     =============  =============  =============
Supplemental Schedule of Noncash Financing Activities
  Issuance of common stock-
    dividend investment plan                         $    190,645   $    183,499   $    175,531
                                                     =============  =============  =============
  Unrealized gain on securities
    available for sale                               $    103,211   $     22,485   $     11,479
                                                     =============  =============  =============